2018-16

NEWS RELEASE

HECLA COMPLETES ACQUSITION OF KLONDEX MINES LTD.

FOR IMMEDIATE RELEASE
July 23, 2018

     COEUR D’ALENE, IDAHO and VANCOUVER, BC -- Hecla Mining Company (NYSE:HL) (Hecla) and Klondex Mines Ltd. (NYSE American:KLDX; TSX:KDX) (Klondex) today announced that Hecla’s acquisition of Klondex is complete.

     “With this acquisition, Hecla now has three high-grade mines in Nevada, one of the best mining districts in the world,” said Phillips S. Baker, Jr., President and CEO. “These assets immediately add production and cash flow, and because they are a good fit with Hecla’s expertise, we believe there is significant opportunity for improvement in the mines’ productivity and consistency.” “We welcome the former Klondex shareholders and employees to Hecla, as we continue to grow into the largest and strongest Company in its long history,” Mr. Baker added.

     Hecla acquired the outstanding common shares of Klondex for approximately US$153 million and 75 million shares of Hecla common stock extinguishing all rights to acquire Klondex common shares. Klondex shareholders who elected to receive share consideration will receive 0.6272 of a Hecla share in exchange for their Klondex shares. Klondex shareholders who elected to receive combined cash and share consideration or who failed to file an election on a timely basis will receive the combination consideration of US$0.8411 in cash and 0.4136 of a Hecla share in exchange for their Klondex shares. Klondex shareholders who elected to receive cash consideration were subject to proration and will receive US$0.8867 in cash and 0.4020 of a Hecla share in exchange for their Klondex shares. Klondex shareholders will also receive 0.125 of a common share of Havilah Mining Corporation (Havilah), a newly-formed entity that will retain Klondex’s Canadian operations, as part of the consideration received in exchange for each of their Klondex shares.

     Havilah has been approved to list its common shares on the TSX Venture Exchange, with trading expected to commence at market open on July 25, 2018. Klondex has also received approval to delist its common shares from the Toronto Stock Exchange, expected to occur at the opening of trading on or about July 25, 2018. Klondex shares are expected to be delisted from the NYSE American Stock Exchange prior to the opening of trading on July 23, 2018.

     As part of the transaction, Hecla subscribed for 3,539,332 common shares of Havilah, on a private placement basis at a price of C$2.61 per share for a gross purchase price of C$9,242,800 (being the Canadian dollar equivalent of US$7 million). The shares of Havilah acquired by Hecla represent 13.46% of the outstanding common shares of Havilah, after giving effect to the subscription. The common shares were acquired for investment purposes by Hecla. Hecla does not have any present intention to acquire ownership of, or control over, additional securities of Havilah. It is the intention of Hecla to evaluate its investment in Havilah on a continuing basis and such holdings may be increased or decreased in the future. For the purposes of Canadian National Instrument 62-103, the address of Hecla is 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho, 83815, USA.

Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com	1

ABOUT HECLA

     Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with operating mines in Quebec and Nevada. The Company also has exploration and pre-development properties in eight world-class silver and gold mining districts in the U.S., Canada, and Mexico.

Cautionary Statements Regarding Forward Looking Statements

     Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements or forward-looking information include statements or information regarding estimates of gold production, revenue, and mine life for Fire Creek, Midas and Hollister, as well as statements concerning the combined company’s cash flow and profitability. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

     Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mike Westerlund Vice President – Investor Relations
800-HECLA91 (800-432-5291)
Investor Relations
Email: hmc-info@hecla-mining.com
Website: www.hecla-mining.com

Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla-mining.com	2